UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 2, 2005

CPI CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-10204	43-1256674
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 231-1575

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

CPI Corp., a Delaware corporation (the “Company”), has entered into that certain Amended and Restated Credit Agreement dated as of November 30, 2005 (the “Credit Agreement”), among the Company, the financial institutions that are or may from time to time become parties thereto and LaSalle Bank National Association, as administrative agent and arranger for the lenders.

Copies of the Credit Agreement and the related Guaranty and Collateral Agreement are attached as Exhibit 10.84 and 10.85, respectively, to this Form 8-K and are incorporated herein by reference. The following summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the related Guaranty and Collateral Agreement, which you are encouraged to read.

The Credit Agreement is a three-year, term and revolving credit facility in an amount up to $43 million, consisting of an $18 million term loan and a $25 million revolving loan with a sub-facility for letters of credit in an amount not to exceed $15 million. The obligations of the Company under the Credit Agreement are secured by (i) a guaranty from certain material direct and indirect domestic subsidiaries of the Company, and (ii) substantially all of the assets of the Company and such subsidiaries.

The revolving loans and letters of credit under the Credit Agreement bear interest, at the Company’s option, at either the London Interbank Offered Rate (“LIBOR”) plus a spread ranging from 2.0% to 2.5%, or an alternative base rate plus a spread ranging from 0% to 0.25%. The alternative base rate is the greater of the LaSalle Bank National Association prime rate or the Federal Funds rate plus 0.50% (the “Base Rate”). The term loan under the Credit Agreement bears interest, at the Company’s option, at either LIBOR plus a spread ranging from 2.5% to 3.0%, or the Base Rate plus a spread ranging from .25% to 0.75%. The Company is also required to pay a non-use fee of .25% to .5% per annum on the unused portion of the revolving loans and letter of credit fees of 2.0% to 2.5% per annum. The interest rate spread in the case of LIBOR and Base Rate loans and the payment of the non-use fees and the letter of credit fees is dependent on the Company’s leverage ratio. Upon the occurrence and during the continuance of a default, unless the required lenders otherwise consent, the interest on obligations under the Credit Agreement will increase by two percent (2%) per annum. Interest is payable quarterly in arrears or at the end of the applicable LIBOR periods. Unless sooner repaid in whole or part pursuant to the terms of the Credit Agreement, the outstanding principal balance of the term loan is to be repaid in six equal installments of $3,000,000 on each of the following dates: (i) June 30, 2006, (ii) December 31, 2006, (iii) June 30, 2007, (iv) December 31, 2007, (v) June 30, 2008, and (vi) the earlier of November 30, 2008 and the date of termination of the commitments under the Credit Agreement.

The Credit Agreement and other ancillary loan documents contain terms and provisions (including representations, covenants and conditions) customary for transactions of this type. The financial covenants include the maintenance of minimum EBITDA (as defined in the Credit Agreement), a total leverage ratio test (consolidated total debt to EBITDA), a minimum net worth test and a limitation on capital expenditures for any fiscal year. Other covenants include limitations on lines of business, additional indebtedness, liens and negative pledge agreements, incorporation of other debt covenants, guarantees, investments and advances, cancellation of indebtedness, restricted payments, modification of certain agreements and instruments, inconsistent agreements, leases, consolidations, mergers and acquisitions, sale of assets, subsidiary dividends, and transactions with affiliates.

The Credit Agreement also contains customary events of default, including nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants; certain bankruptcy events; cross-defaults to other material obligations and other indebtedness (if any); change of control of events; material judgments; certain ERISA-related events; and the invalidity of the loan documents (including the collateral documents). If an event of default occurs and is continuing under the Credit Agreement, the lenders may terminate their obligations thereunder and may accelerate the payment by the Company and the subsidiary guarantors of all of the obligations due under the Credit Agreement and the other loan documents.

The proceeds of the term loan were used prepay in full all of the outstanding principal, accrued and unpaid interest and make-whole amount due and owing under the Company’s senior notes (the “Senior Notes”) issued pursuant to those certain Note Purchase Agreements, each dated as of June 16, 1997, as amended, among the Company, Prudential Insurance Company of America and The Guardian Life Insurance Company of America (the “Note Purchase Agreements”).

Item 1.02.	Termination of a Material Definitive Agreement.

The Company’s obligations, covenants and agreements under the Senior Notes and the related Note Purchase Agreements were terminated upon the Company’s prepayment in full of all of the outstanding principal, accrued and unpaid interest and make-whole amounts due and owing under the Senior Notes. See the last paragraph under Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 Entry into a Material Definitive Agreement with respect to the Credit Agreement and the Guaranty and Collateral Agreement.

Item 9.01.	Financial Statements and Exhibits
10.84

Amended and Restated Credit Agreement dated as of November 30, 2005 (the “Credit Agreement”), among the Company, the financial institutions that are or may from time to time become parties thereto and LaSalle Bank National Association, as administrative agent and arranger for the lenders.

10.85	Guaranty and Collateral Agreement dated as of November 30, 2005 among CPI Corp. and the other parties thereto, as grantors, and LaSalle Bank National Association, as the administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPI CORP.

By:                  /s/ Gary W. Douglass

Name: Gary W. Douglass

Title: Executive Vice President,

Finance and Chief Financial

Officer and Treasurer

Dated: December 8, 2005